Exhibit 99.1

Old Second Bancorp, Inc.		For Immediate Release
(NASDAQ: OSBC)		October 24, 2012

Contact:	J. Douglas Cheatham
Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces Third Quarter Results

Targeted Asset Quality Management & Asset Quality Improvement

AURORA, IL, October 24, 2012 — Old Second Bancorp, Inc. (the “Company” or “Old Second”) (NASDAQ: OSBC), parent company of Old Second National Bank (the “Bank”), today announced results of operations for the third quarter of 2012.  The Company reported a net income of $120,000, compared to a net loss of $1.4 million in the third quarter of 2011.  The Company’s net loss available to common shareholders of $1.1 million, or $0.08 per diluted share, for the quarter compared to a net loss available to common shareholders of $2.6 million, or $0.18 per diluted share, in the third quarter of 2011.

Old Second also announced that its principle banking subsidiary, Old Second National Bank, recorded net income of $1.8 million in third quarter and a net income of $3.4 million for the first nine months of 2012.

The Company did not record a provision for loan losses for the third quarter of 2012 compared to a $3.0 million provision in the third quarter of 2011.  The allowance for loan losses was 38.05% of nonperforming loans as of September 30, 2012 an increase from 35.79% as of June 30, 2012 and a decline from 42.95% a year earlier.

“Our third quarter results reflect continued payback on our diligent work to improve asset quality as we progress toward overall sustainable profitability,” said Bill Skoglund, Chairman and CEO.  “As total loans decreased 2.4% in third quarter, we successfully worked with problem loan situations so that loans classified as problem loans (nonaccrual and troubled debt restructurings) dropped by 25% since December 31, 2011 (down 7.4% since June 30, 2012).”

“We continue to also be greatly encouraged as our nonperforming assets decreased to levels not seen at any quarter end since June 2009.  Total nonperforming assets decreased 16.5% to $193.9 million at September 30, 2012 from $232.2 million at December 31, 2011 reflecting great work by our people, commitment to our organization from loyal customers, improved but still difficult market conditions for distressed asset dispositions and prudent property valuation writedowns in a better but still stressed overall market.  We will continue to expand existing strategies and pursue new workout or remediation opportunities to reduce problem credit exposures.”

“Recognizing our need and obligation to maintain and grow capital, we are pleased to continue to exceed the Bank capital ratio objectives we established in our agreement with the Office of the Comptroller of the Currency.  At September 30, 2012 the Bank’s leverage ratio was 9.66% up 31 basis points from June 30, 2012 and 91 basis points above the established 8.75% objective.  The Bank’s total capital ratio was 14.06%, up 81 basis points from June 30, 2012 and 281 basis points above the 11.25% agreed objective.”

2012 Financial Highlights/Overview

Earnings

•                  Third quarter net income before taxes of $120,000 compared to a net loss before taxes of $1.4 million in the same quarter of 2011.

•                  Third quarter net loss to common stockholders of $1.1 million compared to a net loss to common stockholders of $2.6 million in the same quarter of 2011.

•                  The tax-equivalent net interest margin was 3.44% during the third quarter of 2012 compared to 3.63% in the same quarter of 2011, and reflected a decrease of 21 basis points compared to the second quarter of 2012.

•                  Noninterest income of $31.2 million was $4.4 million higher in the first nine months of 2012 than in the same period in 2011 reflecting higher mortgage loan sales and securities gains.

•                  Noninterest expenses of $71.9 million were $173,000 or 0.2% higher in the first nine months of 2012 than in the same period in 2011 reflecting increased expenses in salaries and benefits, with some of the increase related to incentive based compensation and OREO while reduced expenses in many categories including, most notably FDIC insurance, legal fees and occupancy related expenses helped defray these increases.

Capital

	September 30, 2011	December 31, 2011	September 30, 2012
The Bank’s leverage capital ratio	9.52%	9.34%	9.66%
The Bank’s total capital ratio	12.98%	12.97%	14.06%
The Company’s leverage capital ratio	5.18%	4.98%	4.88%
The Company’s total capital ratio	12.37%	12.38%	12.90%
The Company’s tangible common equity to tangible assets	0.15%	(0.08)%	(0.25)%

•                  Bank leverage capital ratio increased to 9.66% from 9.34% at December 31, 2011.

•                  Bank total capital ratio increased to 14.06% from 12.97% at December 31, 2011.

•                  Company leverage ratio decreased to 4.88% from 4.98% at December 31, 2011.

•                  Company total capital ratio increased to 12.90% from 12.38% at December 31, 2011.

•                  Company tangible common equity to tangible assets decreased from (0.08)% at December 31, 2011 to (0.25)% in the third quarter of 2012.

Asset Quality/Balance Sheet Overview

•                  Nonperforming loans declined $33.1 million or 23.8% during the first nine months of 2012 to $105.8 million as of September 30, 2012 from $138.9 million as of December 31, 2011.  Our September 30, 2012 lower level of nonperforming loans as measured at quarter end was the lowest since December 31, 2008.

•                  There was no provision for loan loss expense for the quarter ended September 30, 2012, compared to $3.0 million in the same period in 2011 and $200,000 in the second quarter of 2012.

•                  Loans that were classified as performing but 30 to 89 days past due and still accruing interest decreased to $5.4 million at September 30, 2012 from $6.4 million at June 30, 2012 and $12.1 million at December 31, 2011.

•                  Securities available-for-sale increased $104.8 million during 2012 to $412.3 million at September 30, 2012 from $307.6 million at December 31, 2011 (all numbers rounded) with no significant impact on the current liquidity profile.  At $135.1 million or 32.8% of the total portfolio, asset-backed securities are the largest component of the portfolio.

Net Interest Income

Net interest and dividend income decreased $3.5 million, from $48.9 million in the first nine months of 2011, to $45.4 million in the first nine months of 2012.  Average earning assets decreased $112.3 million, or 6.1%, to $1.73 billion from the first nine months of 2011 to the first nine months of 2012, as management continued to emphasize asset quality and funded new loan originations continued to be limited.  The $281.5 million decrease in year to date average loans and loans held-for-sale was primarily due to the ongoing lower funded demand from qualified borrowers in the Bank’s market area, charge-off activity, and movement of loan assets to OREO as well as maturities and payments on performing loans.  To utilize available liquid funds, management continued to increase securities available-for-sale in the first nine months of 2012 to 21.7% of total assets up from 15.8% at the end of 2011 and 9.7% at September 30, 2011.  At the same time, management reduced deposits that had previously provided funding for those assets by emphasizing relationship banking rather than single service customers.  As a result, average interest bearing liabilities decreased $110.6 million, or 7.0%, from the first nine months of 2011 to the first nine months of 2012.  The net interest margin (tax-equivalent basis), expressed as a percentage of average earning assets, decreased slightly from 3.57% in the first nine months of 2011 to 3.52% in the first nine months of 2012.  The average tax-equivalent yield on earning assets decreased from 4.70% in the first nine months of 2011 to 4.39%, or 31 basis points in the first nine months of 2012.  The 2012 first nine months of earning asset tax equivalent yield received benefit from collection of previously reversed or unrecognized interest on loans that returned to performing status during the period.  The first nine months of 2012 earning asset tax equivalent yield would have been 4.27% without this benefit whereas the first nine months of 2011 would have been 4.63%.  During the same period, the cost of funds on interest bearing liabilities decreased from 1.39% to 1.09%, or 30 basis points, helping to offset the decrease in yield.  The decrease in average earning assets and movement to lower yielding securities with reduction in higher yielding loan volumes in 2012 were the main causes of decreased interest income.

Net interest income decreased $1.3 million from $15.9 million in the third quarter of 2011 to $14.6 million in the third quarter of 2012.  The decrease in average earning assets on a quarterly comparative basis was $48.7 million, or 2.8%, from September 30, 2011 to September 30, 2012 due in part to continued low demand from qualified borrowers as well as OREO activity in the quarter.  Average interest bearing liabilities decreased $66.2 million, or 4.4%, during the same period.  The net interest margin (tax-equivalent basis), expressed as a percentage of average earning assets, decreased from 3.63% in the third quarter of 2011 to 3.44% in the third quarter of 2012.  The average tax-equivalent yield on earning assets decreased from 4.73% in the third quarter of 2011 to 4.24% in the third quarter of 2012, or 49 basis points.  The 2012 third quarter earning asset tax equivalent yield received benefit from collection of previously reversed or unrecognized interest on loans that returned to performing status during the period.  The third quarter 2012 earning asset tax equivalent yield would have been 4.10% without this benefit whereas the third quarter of 2011 would have been 4.65%.  The cost of interest-bearing liabilities also decreased from 1.35% to 1.02%, or 33 basis points, in the same period.  Consistent with the year to date margin trend, the decreased overall average earning assets and the movement to lower yielding securities combined with the repricing of interest bearing assets and liabilities in a lower interest rate environment decreased interest income to a greater degree than it decreased interest expense.

Asset Quality

In the first nine months of 2012, the Company recorded a $6.3 million provision for loan losses, which did not include any provision in the third quarter.  In the first nine months of 2011, the provision for loan losses was $7.5 million, which included $3.0 million in the third quarter.  Provisions for loan losses are made to provide for probable and estimable losses inherent in the loan portfolio.  Nonperforming loans decreased to $105.8 million at September 30, 2012 from $138.9 million at December 31, 2011, and $139.3 million at September 30, 2011.  Charge-offs, net of recoveries, totaled $18.0 million and $24.0 million in the first nine months of 2012 and 2011, respectively.  Net charge-offs totaled $29,000 in the third quarter of 2012 and $9.2 million in the third quarter of 2011.  The distribution of the Company’s gross charge-off activity for the periods indicated is detailed in the first table below and the distribution of the Company’s remaining nonperforming loans and related specific allocations at September 30, 2012 are included in the following tables.

Loan Charge-offs, Gross	Three Months Ended September 30,		Year to Date September 30,
(in thousands)	2012	2011	2012	2011
Real estate-construction
Homebuilder	$44	$1,391	$1,138	$3,045
Land	—	75	20	3,089
Commercial speculative	816	449	2,781	937
All other	49	114	312	157
Total real estate-construction	909	2,029	4,251	7,228
Real estate-residential
Investor	250	1,662	3,341	2,748
Owner occupied	446	1,684	1,664	3,738
Revolving and junior liens	534	536	1,411	780
Total real estate-residential	1,230	3,882	6,416	7,266
Real estate-commercial, nonfarm
Owner general purpose	7	188	1,199	3,424
Owner special purpose	90	658	2,564	2,290
Non-owner general purpose	121	1,843	4,624	4,786
Non-owner special purpose	—	809	124	1,671
Retail properties	137	1,177	4,183	3,581
Total real estate-commercial, nonfarm	355	4,675	12,694	15,752
Real estate-commercial, farm	—	—	—	—
Commercial	2	143	110	298
Other	186	169	463	433
	$2,682	$10,898	$23,934	$30,977

The distribution of the Company’s nonperforming loans as of September 30, 2012, is included in the chart below (in thousands):

Nonperforming loans

as of September 30, 2012

	Nonaccrual Total (1)	90 Days or More Past Due (Accruing)	Restructured Loans (Accruing)	Total Non performing Loans	% Non Performing Loans	Specific Allocation
Real estate-construction	$13,662	$47	$2,326	$16,035	15.2%	$1,408
Real estate-residential:
Investor	12,838	169	—	13,007	12.3%	875
Owner occupied	9,368	100	5,407	14,875	14.1%	811
Revolving and junior liens	3,245	—	61	3,306	3.1%	864
Real estate-commercial, nonfarm	50,662	1,256	3,724	55,642	52.6%	2,996
Real estate-commercial, farm	1,790	—	—	1,790	1.7%	117
Commercial	1,157	—	—	1,157	1.0%	514
	$92,722	$1,572	$11,518	$105,812	100.0%	$7,585

(1)

Nonaccrual loans included a total of $11.3 million in restructured loans. Component balances are $1.7 million in real estate construction, $5.6 million in real estate-commercial nonfarm, $1.3 million is in real estate - residential investor, $2.7 million is in real estate - owner occupied and $17,000 in Commercial.

Classified loans (under a definition closely reflecting our regulator’s definition — substandard loans and TDR accruing) have decreased $122.2 million or 46.8% from a year ago and $99.3 million or 41.7% from December 31, 2011.  Classified loans are summarized in the table below:

	Classified Loans
	9/30/2012	12/31/2011	9/30/2011
Commercial	$1,748	$2,380	$8,762
Real estate - commercial	75,510	134,015	145,904
Real estate - construction	22,387	40,476	47,089
Real estate - residential	39,143	61,234	59,235
Consumer	5	13	15
	$138,793	$238,118	$261,005

Commercial Real Estate

Commercial Real Estate Nonfarm (“CRE”) remained the largest component of nonperforming loans at $55.6 million, or 52.6% of total nonperforming loans.  The dollar volume of nonperforming CRE loans is down from $64.0 million at December 31, 2011 and $65.7 million at September 30, 2011.  These decreases resulted from loans moving to OREO during these periods, loans paying off and loans upgraded as a result of improved performance.  The class components of the CRE segment at September 30, 2012, were as follows (dollars in thousands):

CRE	Nonaccrual Total	90 Days or More Past Due (Accruing)	Restructured Loans (Accruing)	Total Non performing Loans	% Non performing CRE Loans	Specific Allocation
Owner occupied general purpose	$5,901	$—	$—	$5,901	10.6%	$337
Owner occupied special purpose	12,889	—	—	12,889	23.2%	896
Non-owner occupied general purpose	19,664	1,256	3,724	24,644	44.3%	350
Non-owner occupied special purpose	487	—	—	487	0.9%	—
Retail properties	11,721	—	—	11,721	21.0%	1,413
	$50,662	$1,256	$3,724	$55,642	100.0%	$2,996

Non-owner occupied, general purpose loans include credits that are collateralized by office, warehouse, and industrial properties and represented 24.7% of total CRE loans, and 44.3% of nonperforming CRE loans at the end of the third quarter of 2012.  Third quarter 2012 charge-offs in this category were $121,000, with most of the charge-offs coming from fully allocated credits, and management estimated that $350,000 of specific allocation was sufficient coverage for the remaining loss exposure at September 30, 2012.

The owner occupied special purpose category had loans totaling $167.1 million, representing 28.2% of all CRE loans.  With $12.9 million of these loans nonperforming at September 30, 2012, these loans accounted for 23.2% of total nonperforming CRE.  Special purpose owner occupied credits include loans collateralized by property types such as car washes, golf courses, restaurants, and medical office buildings.  Charge-offs in the third quarter of 2012 totaled $90,000 in this loan category and management estimated that the specific allocation of $896,000 was sufficient coverage for the remaining loss exposure at September 30, 2012.

Portfolio loans secured by retail property, primarily retail strip malls, continue to experience financial stress as vacancies and lower rents needed to secure tenants hampered successful retail mall performance.  This class accounted for 8.5% of all CRE loans and 21.0% of all nonperforming CRE loans at September 30, 2012.  Third quarter 2012 charge-offs in the retail segment totaled $137,000.  However, there can be no guarantee that actual losses in this category, and all other categories discussed in this section, will not exceed the amount specifically reserved for the category.

As of September 30, 2012, owner occupied general purpose loans comprised 22.0% of CRE, and 10.6% of nonperforming CRE loans.  Charge-offs totaled $7,000 in the third quarter of 2012, and management estimated that specific allocations of $337,000 were sufficient coverage for the remaining loss exposure at September 30, 2012.

Non-owner occupied special purpose loans represented 16.6% of the CRE portfolio, and 0.9% of nonperforming CRE loans at the end of the third quarter of 2012.  In the third quarter there were no charge-offs recorded and no specific allocation.  Management has reviewed all nonperforming loans and concluded no additional inherent losses are apparent which would require a specific reserve at September 30, 2012.

In addition to the specific allocations detailed above, management estimates include a higher risk commercial real estate pool loss factor for certain CRE loans.  These loans typically have a deficiency in cash flow coverage from the property securing the credit, but other supporting factors such as liquidity, guarantor capacity, sufficient global cash flow coverage or cooperation from the borrower is evident to support the credit.  These deficiencies in cash flow coverage are typically attributable to vacancy that is expected to be temporary or reduced operating income from the owner-occupant due to continued economic stress in our market areas.  The pool also includes cases where the property securing the credit has adequate cash flow coverage, but the borrower has other economic stress indicators to warrant heightened risk treatment.  Due to a 71.1% decline in the balance of loans in this pool, management estimated a reduction of reserves of $5.4 million in the first nine months of 2012 compared to December 31, 2011.

Construction and Development

At September 30, 2012, nonperforming construction and development (“C & D”) loans totaled $16.0 million, or 15.2% of total nonperforming loans.  This is a decrease of $17.8 million from $33.8 million at December 31, 2011, and a decrease of $23.9 million from $39.9 million at September 30, 2011.  Of the $48.6 million of total C & D loans in the portfolio, 33.0% were nonperforming as of September 30, 2012, as compared to 47.3% at December 31, 2011, and 51.2% at September 30, 2011.  Total C & D charge-offs for the third quarter of 2012 were $909,000, as compared to $2.0 million in the third quarter 2011.  Following all charge-off activity, management estimated that specific allocations of $1.4 million were sufficient coverage for the remaining loss exposure in this segment at September 30, 2012.  The majority of the Bank’s C & D loans are located in suburban Chicago markets, predominantly in the far western and southwestern suburbs.  The Bank’s loan exposure to credits secured by homebuilder inventory is down 51.6% from a year ago.

Management closely monitors the performing loans that have been rated as “special mention” or “substandard” but that are still accruing interest.  While some additional adverse migration is still possible, management believes that the remaining performing C & D borrowers have demonstrated sufficient operating strength through an extended period of weak construction to avoid classification as an impaired credit at September 30, 2012.  As a result, management believes future losses in the construction segment will generally continue to trend downward.  In addition to reviewing the operating performance of the borrowers when reviewing allowance estimates, management also continues to update underlying collateral valuation estimates to reflect the aggregate estimated credit exposure.

Residential Real Estate

Nonperforming 1-4 family owner occupied residential mortgages to consumers totaled $14.9 million, or 14.1% of the nonperforming loan total as of September 30, 2012.  This segment totaled $20.3 million in nonperforming loans at December 31, 2011, compared to $18.6 million at September 30, 2011.  While Kendall, Kane, and Will counties experienced high rates of foreclosure in both 2012 and 2011, the Bank has recently experienced relatively stable or somewhat improved nonperforming totals.  The majority of all residential mortgage loans originated today are sold on the secondary market.  Of the nonperforming loans in this category, $5.4 million, or 36.3%, are to homeowners enrolled in the Bank’s foreclosure avoidance program and were classified as restructured at September 30, 2012.  The typical concessions granted in these cases were small and temporary rate reductions and a reduced monthly payment with the expectation that these borrowers resume normal performance on their obligations when their earnings situation improves.  The usual profile of these borrowers includes a decrease in household income resulting from a change or loss of employment.  The remaining nonperforming loans in the 1-4 family residential category are in nonaccrual status and most cases are in various stages of foreclosure.  Management believes that deterioration in the segment relates primarily to the high rate of unemployment in our market areas offset by some reductions from loans moved to OREO or upgraded as borrowers regain employment.  In addition, a significant portion of these nonperforming loans were supported by private mortgage insurance, and, at September 30, 2012, management estimated that a specific allocation of $811,000 was adequate loss coverage following the $446,000 of charge-offs that occurred during the quarter and allowing for problems in collecting on private mortgage insurance.  At September 30, 2012, there were loans of $100,000 that were greater than 90 days past due and were still accruing interest in this portfolio segment.  Additionally, at September 30, 2012, loans 30 to 89 days past due and still accruing totaled $449,000 which was an improvement from $4.0 million at December 31, 2011, and from $1.1 million at September 30, 2011.

Nonperforming residential investor loans at September 30, 2012 consisted of multi-family ($8.5 million) and 1-4 family properties ($4.5 million) for a total of $13.0 million, or 12.3% of the nonperforming loans total.  September 30, 2012 was a decrease from $15.3 million at December 31, 2011 but an increase from $9.8 million at September 30, 2011.  Following the third quarter charge-off of $250,000, management estimated that a total specific allocation of $875,000 would provide sufficient loss reserves at September 30, 2012, for the remaining risk in this category.  The multi-family and rental market segment is showing improved credit metrics as higher occupancy rates have driven stronger net operating income.

Other

The remaining nonperforming credits included $1.1 million in commercial loans, $3.3 million in consumer home equity and second mortgage loans and $1.8 million in farmland and agricultural loans.  These loan categories have shown stable credit characteristics and losses have been minimal during this economic cycle.  At September 30, 2012, management estimated that a total specific allocation of $514,000 on the commercial portfolio, $117,000 in farmland and agricultural loans would be sufficient loss coverage for the remaining risk in those nonperforming credits, and $864,000 was sufficient loss coverage for the consumer home equity and second mortgage loan segment.  These estimated amounts were following charge-offs in the third quarter of 2012 of $2,000 in commercial loans, and $534,000 in consumer home equity loans.

Other Troubled Loans

Loans that were classified as performing but 30 to 89 days past due and still accruing interest decreased to $5.4 million at September 30, 2012, from $12.1 million at December 31, 2011, and $10.0 million at September 30, 2011.  At September 30, 2012, loans 30 to 89 days past due consisted of $449,000 in 1-4 family owner occupied mortgages, $1.8 million in commercial real estate credits, $974,000 in residential investor credits, $572,000 in construction and development, $268,000 in commercial loans, $25,000 in consumer loans and $1.4 million  in home equity loans.  Troubled debt restructurings (“TDR”) in accrual status total $11.5 million, which was a slight decrease from $11.8 million in TDRs from December 31, 2011 and a decrease from $13.6 million from September 30, 2011.  Accruing TDRs included $5.4 million in 1-4 family owner occupied mortgages in the foreclosure avoidance program discussed previously, $2.3 million in restructured residential lot inventory loans to builders, $61,000 in revolving and junior liens mortgages, and $3.7 million in non-owner occupied general purpose commercial real estate.

Nonaccrual TDR loans totaled $11.3 million as of September 30, 2012.  These credits, which have not demonstrated a sustained period of financial performance, are primarily due to bankruptcy or continued deterioration in the borrowers’ financial situation.  Management is pursuing liquidation strategies for many of these loans.  Management estimated that specific allocation estimates of $369,000 at September 30, 2012, were sufficient coverage for the remaining loss exposure in this category.

Allowance for Loan and Lease Loss Reserve

The coverage ratio of the allowance for loan losses to nonperforming loans was 38.1% as of September 30, 2012, which reflects a modest increase from 37.4% as of December 31, 2011.  A decrease of $33.1 million, or 23.8%, in nonperforming loans in the nine months along with reductions in both specific reserves and management factor reserves drove the overall coverage ratio change.  Management updated the estimated specific allocations in the third quarter after receiving more recent appraisal collateral valuations or information on cash flow trends related to the impaired credits.  The estimated general allocations decreased by $6.3 million from December 31, 2011, as the overall loan balances subject to general factors decreased at September 30, 2012.  Management determined the estimated amount to provide in the allowance for loan losses based upon a number of factors, including loan growth or contraction, the quality and composition of the loan portfolio and loan loss experience.  The latter item was also weighted more heavily based upon recent loss experience.  The C & D portfolio has had diminished adverse migration and the remaining credits are exhibiting more stable credit characteristics.  Management estimates adequate reserves have been established for the remaining risk of loss in the C & D portfolio.

Management regularly reviews the performance of the higher risk pool within commercial real estate loans, and adjusts the population and the related loss factors taking into account adverse market trends including collateral valuation as well as its assessments of the credits in that pool.  Those assessments capture management’s estimate of the potential for adverse migration to an impaired status as well as its estimation of what the potential valuation impact from that migration would be if it were to occur.  The amount of assets subject to this pool factor decreased by 71.1% at September 30, 2012 as compared to December 31, 2011.  Also, compared to December 31, 2011, management decreased the loss factor assigned to this pool by 0.04% based on risk characteristics of the remaining credits.  Management has also observed that many stresses in those credits were generally attributable to cyclical economic events that were showing some signs of stabilization.  Those signs included a reduction in loan migration to watch status, as well as a decrease in 30 to 89 day past due loans and some stabilization in values of certain properties.

The above changes in estimates were made by management to be consistent with observable trends within loan portfolio segments and in conjunction with market conditions and credit review administration activities.  Several environmental factors are also evaluated on an ongoing basis and are included in the assessment of the adequacy of the allowance for loan losses.  When measured as a percentage of loans outstanding, the total allowance for loan losses decreased from 4.2% of total loans as of September 30, 2011, to 3.3% of total loans at September 30, 2012.  In management’s judgment, an adequate allowance for estimated losses has been established for inherent losses at September 30, 2012; however, there can be no assurance that actual losses will not exceed the estimated amounts in the future.

Other Real Estate Owned

Other real estate owned (“OREO”) net of valuation reserve totaled $88.1 million at September 30, 2012 or a decrease of $5.2 million from December 31, 2011.  Disposition activity and valuation write downs in the third quarter exceeded additions to OREO assets, leading to an overall decrease of $1.6 million from OREO assets of $89.7 million at June 30, 2012.  In the third quarter of 2012, management successfully converted collateral securing problem loans to properties ready for disposition, spent as needed on development improvements, transacted asset dispositions and recorded valuation adjustments as shown below in thousands.  As a result, holdings in the categories of vacant land suitable for farming, lots suitable for development and commercial property declined in the quarter while single family residences and multi-family properties increased during the quarter.  Overall, a net gain on sale of $20,000 was realized in third quarter 2012.

	Three Months Ended September 30,		Year to Date September 30,
	2012	2011	2012	2011
Beginning balance	$89,671	$82,611	$93,290	$75,613
Property additions	7,594	29,842	26,944	60,355
Development improvements	131	394	646	2,561
Less:
Property disposals	4,829	9,574	20,517	28,754
Period valuation adjustments	4,474	2,719	12,270	9,221
Other real estate owned	$88,093	$100,554	$88,093	$100,554

The OREO valuation reserve increased to $29.3 million, which is 24.9% of gross OREO at September 30, 2012.  The valuation reserve represented 17.8% of gross OREO at September 30, 2011.  In management’s judgment, an adequate property valuation allowance has been established; however, there can be no assurance that actual valuation losses will not exceed the estimated amounts in the future.

Noninterest Income

Noninterest income increased $1.8 million, or 21.6%, to $10.3 million during the third quarter of 2012 compared to $8.5 million during the same period in 2011.  For the first nine months of 2012, noninterest income increased by $4.4 million, or 16.2%, to $31.2 million compared to $26.8 million for the same period in 2011.  Trust income decreased by $168,000, or 10.1%, and by $553,000, or 10.7%, for the third quarter and first nine months of 2012, respectively.  The Company’s reduction in trust revenues, for both the quarter and nine month year over year periods, was largely caused by three key client departures and lower levels of new business development.  Service charge income from deposit accounts decreased for both the quarter and first nine months of 2012, primarily due to decreases in volume of overdraft fees and commercial checking service charges.  Total mortgage banking income in the third quarter of 2012, including net gain on sales of mortgage loans, secondary market fees, and servicing income, was $2.7 million, an increase of $1.4 million from the third quarter of 2011.  Mortgage banking income for the first nine months of the year also increased by $3.9 million, or 93.9%, from the 2011 level, reflecting continued strong demand for mortgage loans through the first nine months of 2012 as interest rates remained at historically low levels.

Realized gains on securities totaled $513,000 in the third quarter and $1.3 million in the first nine months of 2012 as the securities portfolio was revised to reduce levels of mortgage backed securities with inherent prepayment risk.  Sales of asset-backed securities backed by student loans substantively guaranteed by the U. S. Department of Education were also conducted in the third quarter to reduce concentration level.  Gains in 2012 compared to losses of $63,000 in the third quarter of 2011 and gains of $588,000 in the first nine months of 2011.  Bank owned life insurance (“BOLI”) income increased $192,000, or 82.4% and $116,000, or 10.3% in the third quarter and first nine months of 2012, respectively, over the same periods in 2011.  Debit card interchange income increased for both the third quarter and first nine months of 2012 as the volume of consumer card activity continued to increase when compared to 2011.  Lease revenue received from OREO properties, which partially offsets OREO expenses included in noninterest expense, decreased $220,000 in the third quarter of this year when compared to 2011 third quarter but increased $393,000 in the first nine months of 2012 compared to the same period in 2011.  Net gains on disposition of OREO properties decreased by $277,000, to $20,000 in the third quarter of 2012, and by $535,000, to $398,000 in the first nine months of 2012 as property sales slowed in a still stressed market and price realized upon sale in that market closely approximated our fair value carrying cost.  Other noninterest income increased $455,000, or 40.0%, for the third quarter and by $213,000, or 5.3%, for the first nine months of 2012 largely due to sale of a lightly used bank premises property in the third quarter.

Noninterest Expense

Noninterest expense was $24.9 million during the third quarter of 2012, an increase of $2.0 million, from $22.8 million in the third quarter of 2011.  Noninterest expense totaled $71.9 million during the first nine months of 2012, an increase of $173,000, or 0.2%, from $71.8 million in the first nine months of 2011.  The increase in salaries and benefits expense was $978,000, or 12.2%, and $1.3 million, or 5.3%, when comparing the third quarter and first nine months of 2012, respectively, to the same periods in 2011.  The increase in salaries and benefits expense resulted primarily from an increase in salary expense as we hired loan officers and accrued incentive compensation.  The number of full time equivalent employees was 479 at the third quarter of 2012 and 2011.

Federal Deposit Insurance Corporation (“FDIC”) costs decreased $3,000, or 0.3%, and $826,000, or 21.3%, for the third quarter and first nine months of 2012, respectively, as compared to the prior year.  The methodology for the assessment calculation changed effective with the third quarter of 2011.  The revised assessment approach applies to an adjusted average asset base rather than insured deposits, which contributed to the lower Bank assessment.  In addition, the reduction in assets inherent in management’s balance sheet strategy has also resulted in lower FDIC premiums.

General bank insurance increased $6,000 and $42,000 for the third quarter and first nine months of 2012 when compared to the same periods in 2011 reflecting this year’s insurance renewal programs.  Advertising expense increased by $89,000, or 28.6%, and $251,000, or 34.3%, in the third quarter and first nine months of 2012, respectively, when compared to the same periods in 2011.  Legal fees decreased $164,000 and $692,000 in a quarterly and year to date comparison as a result of a management program to control rates charged by law firms providing services and were primarily related to loan workouts.

OREO expense increased $1.2 million in the third quarter and $1.4 million in the first nine months of 2012 compared to the same periods in 2011.  The increase for both the quarterly and year to date periods was primarily due to increases in valuation expense of $1.8 million and $2.9 million, respectively.  This increase was partially offset by decreased expenses incurred in administering OREO property taxes and insurance, which had decreases of $671,000 and $2.0 million for the third quarter and first nine months of 2012, respectively, due to some relief in property tax levies.  Other noninterest expense increased $165,000, or 5.5%, from $3.0 million in the third quarter of 2011 to $3.2 million in the same period of 2012.  Other expense decreased $390,000, or 4.1%, from $9.6 million in the first nine months of 2011 to $9.2 million in the same period of 2012.

Assets

Total assets decreased $38.0 million, or 2.0%, from December 31, 2011, to close at $1.90 billion as of September 30, 2012.  Loans decreased for the first nine months of 2012 by $160.7 million, or 11.7% to $1.21 billion as of September 30, 2012, as management continued to emphasize balance sheet stabilization and credit quality as demand from qualified borrowers remained slow.  At the same time, loan charge-off activity reduced balances and collateral that previously secured loans moved to OREO.  OREO assets decreased $5.2 million, or 5.6%, for the nine months ended September 30, 2012, compared to December 31, 2011 as sale activity and valuation writedowns exceeded new properties added.  Available-for-sale securities increased by $104.8 million or 34.1% for the nine months ended September 30, 2012, reflecting continued movement by management to emphasize securities investments in the absence of qualified loan demand.  Management continued to increase available-for-sale securities in the third quarter with the past practice of utilizing available liquid funds.  For the nine months ended September 30, 2012, large dollar purchases were made in collateralized mortgage backed securities and asset-backed (many backed by student loan assets) securities totaling 115.5 million, and $147.1 million, respectively.  At the same time, net cash equivalents increased despite general balance sheet stabilization.  The largest changes by loan type included decreases in commercial real estate, real estate construction, and residential real estate loans of $82.8 million, $22.8 million and $40.4 million, or 11.8%, 32.0%, and 8.5%, respectively.

Deposits

Total deposits decreased $43.8 million, or 2.5%, during the nine months ended September 30, 2012, to close at $1.70 billion.  The deposit segments that increased in this period were noninterest bearing demand, savings, and money markets, which increased by $19.1 million, $14.6 million and $33.1 million, or 5.3%, 7.4% and 11.5%, respectively.  At the same time, NOW accounts decreased by $10.7 million, or 3.9%.  Time deposits decreased $99.9 million or 16.2% due to management’s pricing strategy discouraging customers with a single service relationship at the Bank.  Market interest rates decreased generally and the average cost of interest bearing deposits decreased from 1.13% in the first nine months of 2011, to 0.76%, or 37 basis points, in the same period of 2012.  Similarly, the average total cost of interest bearing liabilities decreased 30 basis points from 1.39% in the first nine months of 2011 to 1.09% in the first nine months of 2012.

Borrowings

One of the Company’s most significant borrowing relationships continued to be the $45.5 million credit facility with Bank of America.  That credit facility began in January 2008 and was originally composed of a $30.5 million Senior Debt facility and $500,000 in term debt (collectively the “Senior Debt”), as well as $45.0 million of subordinated debt (the “Subordinated Debt”).  The Subordinated Debt and the term debt portion of the senior debt facility mature on March 31, 2018.  The interest rate on the Senior Debt facility resets quarterly, and is based on, at the Company’s option, either the lender’s prime rate or three-month LIBOR plus 90 basis points.  The interest rate on the Subordinated Debt resets quarterly, and is equal to three-month LIBOR plus 150 basis points.  The Company had no principal outstanding balance on the senior line of credit when it matured, but did have $500,000 in principal outstanding in term debt and $45.0 million in principal outstanding in Subordinated Debt at the end of both December 31, 2011 and September 30, 2012.  The term debt is secured by all of the outstanding capital stock of the Bank.  The Company has made all required interest payments on the outstanding principal amounts on a timely basis.

The credit facility agreement contains usual and customary provisions regarding acceleration of the Senior Debt upon the occurrence of an event of default by the Company under the agreement, as described therein.  The agreement also contains certain customary representations and warranties and financial and negative covenants.  At September 30, 2012, the Company continued to be out of compliance with two of the financial covenants contained within the credit agreement.  The agreement provides that upon an event of default as the result of the Company’s failure to comply with a financial covenant relating to the Senior Debt the lender may (i) terminate all commitments to extend further credit, (ii) increase the interest rate on the revolving line of the term debt by 200 basis points, (iii) declare the Senior Debt immediately due and payable and (iv) exercise all of its rights and remedies at law, in equity and/or pursuant to any or all collateral documents, including foreclosing on the collateral.  The total outstanding principal amount of the Senior Debt is the $500,000 in term debt.  Because the Subordinated Debt is treated as Tier 2 capital for regulatory capital purposes, the Agreement does not provide the lender with any rights of acceleration or other remedies with regard to the Subordinated Debt upon an event of default caused by the Company’s failure to comply with a financial covenant.  In November 2009, the lender provided notice to the Company that it was invoking the default rate.  This action by the lender resulted in nominal additional interest expense as it only applies to the $500,000 of outstanding senior term debt.

The Company increased its securities sold under repurchase agreements $837,000 from December 31, 2011.  These balances increased in response to a modest level of customer requests for pledged security on new deposits.

Capital

As of September 30, 2012, total stockholders’ equity was $70.7 million, which was a decrease of $3.3 million, or 4.4%, from $74.0 million as of December 31, 2011.  This decrease was primarily attributable to the net loss from operations in the first quarter of 2012.  As of September 30, 2012, the Company’s regulatory ratios of total capital to risk weighted assets, Tier 1 capital to risk weighted assets and increased to 12.90%, and 6.45%, while the Tier 1 leverage decreased to 4.88%, compared to 12.38%, 6.21%, and 4.98%, respectively, at December 31, 2011.  The Company, on a consolidated basis, exceeded the minimum ratios to be deemed “adequately capitalized” under regulatory defined capital ratios at September 30, 2012.  The same capital ratios at the Bank were 14.06%, 12.79%, and 9.66%, respectively, at September 30, 2012, compared to 12.97%, 11.70%, and 9.34%, at December 31, 2011.  The Bank’s ratios exceeded the heightened capital ratios agreed to in the Consent Order entered into with the Office of the Comptroller of Currency in May 2011.

In July 2011, the Company also entered into a written agreement (the “Written Agreement”) with the Federal Reserve Bank of Chicago (the “Reserve Bank”) designed to maintain the financial soundness of the Company.  Key provisions of the Written Agreement include restrictions on the Company’s payment of dividends on its capital stock, restrictions on its taking of dividends or other payments from the Bank that reduce the Bank’s capital, restrictions on subordinated debenture and trust preferred security distributions, restrictions on incurring additional debt or repurchasing stock, capital planning provisions, requirements to submit cash flow projections to the Reserve Bank, requirements to comply with certain notice provisions pertaining to changes in directors or senior management, requirements to comply with regulatory restrictions on indemnification and severance payments, and requirements to submit certain reports to the Reserve Bank.  The Written Agreement also calls for the Company to serve as a source of strength for the Bank, including ensuring that the Bank complies with the OCC Consent Order of May 2011.

In addition to the above regulatory ratios, the Company’s non-GAAP tangible common equity to tangible assets and the Tier 1 common equity to risk weighted assets decreased to (0.25)% and (0.17)%, respectively, at September 30, 2012, compared to (0.08)% and (0.05)%, respectively, at December 31, 2011.

As previously announced in the third quarter of 2010, the Company elected to defer regularly scheduled interest payments on $58.4 million of junior subordinated debentures related to the trust preferred securities issued by its two statutory trust subsidiaries, Old Second Capital Trust I and Old Second Capital Trust II (the “Trust Preferred Securities”).  Because of the deferral on the subordinated debentures, the trusts will defer regularly scheduled dividends on their trust preferred securities.  The total accumulated interest on the Trust Preferred Securities including compounded interest from July 1, 2010 on the deferred payments totaled $10.5 million at September 30, 2012.

The Company has also suspended quarterly cash dividends on its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series B, issued to the U.S. Department of the Treasury (the “TARP Preferred Stock”) in connection with the Company’s participation in the TARP Capital Purchase Program as well as suspending dividends on its outstanding common stock.  The dividend payments have been deferred since November 15, 2010, and while in deferral these dividends are compounded quarterly.  The accumulated TARP Preferred Stock dividends totaled $8.1 million at September 30, 2012.

Under the terms of the junior subordinated debentures, the Company is allowed to defer payments of interest for 20 quarterly periods on the Trust Preferred Securities without default or penalty, but such amounts will continue to accrue.  Also during the deferral period, the Company generally may not pay cash dividends on or repurchase its common stock or preferred stock, including the TARP Preferred Stock.  Under the terms of the TARP Preferred Stock, the Company is required to pay dividends on a quarterly basis at a rate of 5% per year for the first five years, after which the dividend rate automatically increases to 9%.  Dividend payments on the TARP Preferred Stock may be deferred without default, but the dividend is cumulative and therefore will continue to accrue and, if the Company fails to pay dividends for an aggregate of six quarters, whether or not consecutive, the holder will have the right to appoint representatives to the Company’s board of directors.  In January 2012, the U.S. Treasury appointed an observer to the Company’s board of directors.  The observer concluded responsibilities under the appointment with the October 2012 Board meeting.  We expect a new director appointed by the U.S. Treasury to join the board after approval is formally received from our other regulatory agencies.

The terms of the TARP Preferred Stock also prevent the Company from paying cash dividends on or repurchasing its common stock while TARP Preferred Stock dividends are in arrears.  Pursuant to the terms of our regulatory agreements, the Company must seek regulatory approval prior to resuming payments on its Subordinated Debt and TARP Preferred Stock.

Non-GAAP Presentations: Management has traditionally disclosed certain non-GAAP ratios to evaluate and measure the Company’s performance, including a net interest margin calculation.  The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Management believes this measure provides investors with information regarding balance sheet profitability.  Management also presents an efficiency ratio that is non-GAAP.  The efficiency ratio is calculated by dividing adjusted noninterest expense by the sum of net interest income on a tax equivalent basis and adjusted noninterest income.  Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally.  Consistent with industry practice, management also disclosed the tangible common equity to tangible assets and the Tier 1 common equity to risk weighted assets in the discussion immediately above and in the following tables.  The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements.  Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release.  Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, regulatory requirements, including rules jointly proposed by the federal bank agencies to implement Basel III, interest rates, or other factors.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)

In thousands, except share data

	As of and for the		As of and for the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Summary Statements of Operations:
Net interest and dividend income	$14,635	$15,922	$45,429	$48,933
Provision for loan losses	—	3,000	6,284	7,500
Noninterest income	10,348	8,508	31,208	26,846
Noninterest expense	24,863	22,820	71,949	71,776
Provision for income taxes	—	—	—	—
Net income (loss)	120	(1,390)	(1,596)	(3,497)
Net loss available to common stockholders	(1,135)	(2,580)	(5,312)	(7,021)

Key Ratios (annualized):
Return on average assets	0.02%	(0.28)%	(0.11)%	(0.23)%
Return to common stockholders on average assets	(0.23)%	(0.52)%	(0.36)%	(0.46)%
Return on average equity	0.69%	(6.84)%	(2.96)%	(5.81)%
Return on average common equity	239.29%	(100.92)%	(900.46)%	(91.98)%
Net interest margin (non-GAAP tax equivalent)(1)	3.44%	3.63%	3.52%	3.57%
Efficiency ratio (non-GAAP tax equivalent)(1)	73.01%	70.79%	70.76%	73.06%
Tangible common equity to tangible assets(2)	(0.25)%	0.15%	(0.25)%	0.15%
Tier 1 common equity to risk weighted assets(2)	(0.17)%	0.22%	(0.17)%	0.22%
Company total capital to risk weighted assets (3)	12.90%	12.37%	12.90%	12.37%
Company tier 1 capital to risk weighted assets (3)	6.45%	6.39%	6.45%	6.39%
Company tier 1 capital to average assets	4.88%	5.18%	4.88%	5.18%
Bank total capital to risk weighted assets (3)	14.06%	12.98%	14.06%	12.98%
Bank tier 1 capital to risk weighted assets (3)	12.79%	11.70%	12.79%	11.70%
Bank tier 1 capital to average assets	9.66%	9.52%	9.66%	9.52%

Per Share Data:
Basic loss per share	$(0.08)	$(0.18)	$(0.37)	$(0.49)
Diluted loss per share	$(0.08)	$(0.18)	$(0.37)	$(0.49)
Dividends declared per share	$0.00	$0.00	$0.00	$0.00
Common book value per share	$(0.06)	$0.55	$(0.06)	$0.55
Tangible common book value per share	$(0.33)	$0.20	$(0.33)	$0.20
Ending number of shares outstanding	14,084,328	14,034,991	14,084,328	14,034,991
Average number of shares outstanding	14,084,328	14,034,991	14,070,783	14,004,599
Diluted average shares outstanding	14,210,928	14,217,216	14,206,017	14,225,022

End of Period Balances:
Loans	$1,208,289	$1,423,957	$1,208,289	$1,423,957
Deposits	1,696,934	1,728,034	1,696,934	1,728,034
Stockholders’ equity	70,741	78,278	70,741	78,278
Total earning assets	1,671,523	1,714,809	1,671,523	1,714,809
Total assets	1,903,400	1,940,704	1,903,400	1,940,704

Average Balances:
Loans	$1,222,829	$1,483,109	$1,286,462	$1,569,422
Deposits	1,713,137	1,746,854	1,737,247	1,832,242
Stockholders’ equity	69,600	80,649	72,026	80,479
Total earning assets	1,702,675	1,751,347	1,730,932	1,843,264
Total assets	1,922,561	1,959,914	1,947,917	2,043,061

(1) Tabular disclosures of the tax equivalent calculation including the net interest margin and efficiency ratio for the quarters ending September 30, 2012, and 2011, respectively, are presented on page 20.

(2) The information to reconcile GAAP measures and the ratios of Tier 1 capital, total capital, tangible common equity or Tier 1 common equity, as applicable, to average total assets, risk-weighted assets or tangible assets, as applicable, are presented on page 21.

(3) The Company and the Bank are subject to regulatory capital requirements administered by federal banking agencies.  Those agencies define the basis for these calculations including the prescribed methodology for the calculation of the amount of risk-weighted assets.

Financial Highlights, continued

In thousands, except share data

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Asset Quality
Charge-offs	$2,682	$10,898	$23,934	$30,977
Recoveries	2,653	1,732	5,910	7,021
Net charge-offs	$29	$9,166	$18,024	$23,956
Provision for loan losses	—	3,000	6,284	7,500
Allowance for loan losses to loans	3.33%	4.20%	3.33%	4.20%

	(unaudited)		(audited)
	As of		As of
	September 30,		December 31,
	2012	2011	2011
Nonaccrual loans(1)	$92,722	$122,111	$126,786
Restructured loans	11,518	13,596	11,839
Loans past due 90 days	1,572	3,634	318
Nonperforming loans	105,812	139,341	138,943
Other real estate owned	88,093	100,554	93,290
Nonperforming assets	$193,905	$239,895	$232,233

(1) Includes $11.3 million,$15.8 million and $16.2 million in nonaccrual restructured loans at September 30, 2012, September 30, 2011, and December 31, 2011, respectively.

	(unaudited)		(audited)
	As of		As of
	September 30,		December 31,
Major Classifications of Loans	2012	2011	2011
Commercial	$81,438	$107,589	$98,099
Real estate - commercial	621,715	730,554	704,492
Real estate - construction	48,606	77,958	71,436
Real estate - residential	436,837	489,985	477,200
Installment	3,167	4,187	3,789
Overdraft	613	409	457
Lease financing receivables	3,229	2,223	2,087
Other	12,677	11,242	11,498
	1,208,282	1,424,147	1,369,058
Net deferred loan costs (fees)	7	(190)	(73)
	$1,208,289	$1,423,957	$1,368,985

	(unaudited)		(audited)
	As of		As of
	September 30,		December 31,
Major Classifications of Deposits	2012	2011	2011
Noninterest bearing	$381,111	$347,154	$361,963
Savings	211,452	191,721	196,870
NOW accounts	265,215	258,216	275,957
Money market accounts	321,614	287,228	288,508
Certificates of deposits of less than $100,000	323,464	408,236	390,530
Certificates of deposits of $100,000 or more	194,078	235,479	226,953
	$1,696,934	$1,728,034	$1,740,781

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)	(audited)
	September 30,	December 31,
	2012	2011
Assets
Cash and due from banks	$38,185	$2,692
Interest bearing deposits with financial institutions	34,056	48,257
Cash and cash equivalents	72,241	50,949
Securities available-for-sale	412,346	307,564
Federal Home Loan Bank and Federal Reserve Bank stock	11,800	14,050
Loans held-for-sale	5,032	12,806
Loans	1,208,289	1,368,985
Less: allowance for loan losses	40,257	51,997
Net loans	1,168,032	1,316,988
Premises and equipment, net	48,509	50,477
Other real estate owned, net	88,093	93,290
Mortgage servicing rights, net	3,603	3,487
Core deposit and other intangible asset, net	3,813	4,678
Bank-owned life insurance (BOLI)	53,841	52,595
Other assets	36,090	34,534
Total assets	$1,903,400	$1,941,418

Liabilities
Deposits:
Noninterest bearing demand	$381,111	$361,963
Interest bearing:
Savings, NOW, and money market	798,281	761,335
Time	517,542	617,483
Total deposits	1,696,934	1,740,781
Securities sold under repurchase agreements	1,738	901
Junior subordinated debentures	58,378	58,378
Subordinated debt	45,000	45,000
Notes payable and other borrowings	500	500
Other liabilities	30,109	21,856
Total liabilities	1,832,659	1,867,416

Stockholders’ Equity
Preferred stock	71,611	70,863
Common stock	18,729	18,628
Additional paid-in capital	66,118	65,999
Retained earnings	11,795	17,107
Accumulated other comprehensive loss	(2,556)	(3,702)
Treasury stock	(94,956)	(94,893)
Total stockholders’ equity	70,741	74,002
Total liabilities and stockholders’ equity	$1,903,400	$1,941,418

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended		Year to Date
	September 30,		September 30,
	2012	2011	2012	2011
Interest and Dividend Income
Loans, including fees	$16,193	$19,800	$51,476	$61,765
Loans held-for-sale	68	72	201	198
Securities, taxable	1,868	928	5,222	2,691
Securities, tax exempt	98	114	303	383
Dividends from Federal Reserve Bank and Federal Home Loan Bank stock	77	73	228	216
Federal funds sold	—	—	—	1
Interest bearing deposits with financial institutions	29	58	89	197
Total interest and dividend income	18,333	21,045	57,519	65,451
Interest Expense
Savings, NOW, and money market deposits	253	327	807	1,275
Time deposits	1,973	3,436	6,920	11,220
Securities sold under repurchase agreements	1	—	2	—
Other short-term borrowings	—	—	4	—
Junior subordinated debentures	1,243	1,155	3,660	3,401
Subordinated debt	223	201	684	610
Notes payable and other borrowings	5	4	13	12
Total interest expense	3,698	5,123	12,090	16,518
Net interest and dividend income	14,635	15,922	45,429	48,933
Provision for loan losses	—	3,000	6,284	7,500
Net interest and dividend income after provision for loan losses	14,635	12,922	39,145	41,433
Noninterest Income
Trust income	1,489	1,657	4,603	5,156
Service charges on deposits	1,982	2,157	5,706	6,021
Secondary mortgage fees	350	269	957	732
Mortgage servicing loss, net of changes in fair value	(155)	(328)	(365)	(221)
Net gain on sales of mortgage loans	2,504	1,314	7,509	3,667
Securities gains, net	513	(63)	1,306	588
Increase in cash surrender value of bank-owned life insurance	425	233	1,246	1,130
Debit card interchange income	788	775	2,661	2,259
Lease revenue from other real estate owned	840	1,060	2,930	2,537
Net gain on sales of other real estate owned	20	297	398	933
Other income	1,592	1,137	4,257	4,044
Total noninterest income	10,348	8,508	31,208	26,846
Noninterest Expense
Salaries and employee benefits	8,963	7,985	26,835	25,494
Occupancy expense, net	1,242	1,273	3,684	3,928
Furniture and equipment expense	1,078	1,405	3,416	4,340
FDIC insurance	1,029	1,032	3,058	3,884
General bank insurance	851	845	2,538	2,496
Amortization of core deposit and other intangible asset	420	276	865	711
Advertising expense	400	311	982	731
Debit card interchange expense	388	394	1,183	1,091
Legal fees	760	924	2,215	2,907
Other real estate expense	6,545	5,353	17,987	16,618
Other expense	3,187	3,022	9,186	9,576
Total noninterest expense	24,863	22,820	71,949	71,776
Income (loss) before income taxes	120	(1,390)	(1,596)	(3,497)
Income taxes	—	—	—	—
Net Income (loss)	120	(1,390)	$(1,596)	$(3,497)
Preferred stock dividends and accretion	1,255	1,190	3,716	3,524
Net loss available to common stockholders	$(1,135)	$(2,580)	$(5,312)	$(7,021)

Basic loss per share	$(0.08)	$(0.18)	$(0.37)	$(0.49)
Diluted loss per share	(0.08)	(0.18)	(0.37)	(0.49)
Dividends declared per share	—	—	—	—

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Three Months ended September 30, 2012, and 2011

(Dollar amounts in thousands - unaudited)

	2012			2011
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$46,138	$29	0.25%	$91,178	$58	0.25%
Securities:
Taxable	404,855	1,868	1.85	144,581	928	2.57
Non-taxable (tax equivalent)	9,518	151	6.35	12,172	176	5.78
Total securities	414,373	2,019	1.95	156,753	1,104	2.82
Dividends from FRB and FHLB stock	11,984	77	2.57	14,050	73	2.08
Loans and loans held-for-sale (1)	1,230,180	16,279	5.18	1,489,366	19,899	5.23
Total interest earning assets	1,702,675	18,404	4.24	1,751,347	21,134	4.73
Cash and due from banks	31,850	—	—	32,264	—	—
Allowance for loan losses	(40,823)	—	—	(65,660)	—	—
Other noninterest bearing assets	228,859	—	—	241,963	—	—
Total assets	$1,922,561			$1,959,914

Liabilities and Stockholders’ Equity
NOW accounts	$270,908	$65	0.10%	$259,505	$95	0.15%
Money market accounts	321,762	137	0.17	285,712	164	0.23
Savings accounts	213,927	51	0.09	193,267	68	0.14
Time deposits	526,314	1,973	1.49	663,613	3,436	2.05
Interest bearing deposits	1,332,911	2,226	0.66	1,402,097	3,763	1.06
Securities sold under repurchase agreements	7,164	1	0.06	1,930	—	—
Other short-term borrowings	652	—	—	2,865	—	—
Junior subordinated debentures	58,378	1,243	8.52	58,378	1,155	7.91
Subordinated debt	45,000	223	1.94	45,000	201	1.75
Notes payable and other borrowings	500	5	3.91	500	4	3.13
Total interest bearing liabilities	1,444,605	3,698	1.02	1,510,770	5,123	1.35
Noninterest bearing deposits	380,226	—	—	344,757	—	—
Other liabilities	28,130	—	—	23,738	—	—
Stockholders’ equity	69,600	—	—	80,649	—	—
Total liabilities and stockholders’ equity	$1,922,561			$1,959,914
Net interest income (tax equivalent)		$14,706			$16,011
Net interest income (tax equivalent) to total earning assets			3.44%			3.63%
Interest bearing liabilities to earning assets	84.84%			86.26%

(1)                  Interest income from loans is shown on a tax equivalent basis as discussed in the table on page 20 and includes fees of $498,000 and $448,000 for the third quarter of 2012 and 2011, respectively.  Nonaccrual loans are included in the above stated average balances.

Note: Tax equivalent basis is calculated using a marginal tax rate of 35%.

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Nine Months ended September 30, 2012, and 2011

(Dollar amounts in thousands - unaudited)

	2012			2011
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$48,871	$89	0.24%	$105,618	$197	0.25%
Federal funds sold	—	—	—	713	1	0.18
Securities:
Taxable	365,549	5,222	1.90	134,596	2,691	2.67
Non-taxable (tax equivalent)	10,417	467	5.98	13,364	590	5.89
Total securities	375,966	5,689	2.02	147,960	3,281	2.96
Dividends from FRB and FHLB stock	12,562	228	2.42	13,934	216	2.07
Loans and loans held-for-sale (1)	1,293,533	51,741	5.26	1,575,039	62,024	5.19
Total interest earning assets	1,730,932	57,747	4.39	1,843,264	65,719	4.70
Cash and due from banks	27,528	—	—	34,023	—	—
Allowance for loan losses	(46,824)	—	—	(73,201)	—	—
Other noninterest bearing assets	236,281	—	—	238,975	—	—
Total assets	$1,947,917			$2,043,061

Liabilities and Stockholders’ Equity
NOW accounts	$275,712	$204	0.10%	$265,126	$347	0.17%
Money market accounts	311,046	438	0.19	297,603	670	0.30
Savings accounts	211,331	165	0.10	191,256	258	0.18
Time deposits	565,183	6,920	1.64	724,219	11,220	2.07
Interest bearing deposits	1,363,272	7,727	0.76	1,478,204	12,495	1.13
Securities sold under repurchase agreements	4,502	2	0.06	1,911	—	—
Other short-term borrowings	4,635	4	0.11	2,900	—	—
Junior subordinated debentures	58,378	3,660	8.36	58,378	3,401	7.77
Subordinated debt	45,000	684	2.00	45,000	610	1.79
Notes payable and other borrowings	500	13	3.42	500	12	3.16
Total interest bearing liabilities	1,476,287	12,090	1.09	1,586,893	16,518	1.39
Noninterest bearing deposits	373,975	—	—	354,038	—	—
Other liabilities	25,629	—	—	21,651	—	—
Stockholders’ equity	72,026	—	—	80,479	—	—
Total liabilities and stockholders’ equity	$1,947,917			$2,043,061
Net interest income (tax equivalent)		$45,657			$49,201
Net interest income (tax equivalent) to total earning assets			3.52%			3.57%
Interest bearing liabilities to earning assets	85.29%			86.09%

(1)                  Interest income from loans is shown on a tax equivalent basis as discussed in the table on page 20 and includes fees of $1.4 million and $1.7 million for the first nine months of 2012 and 2011, respectively.  Nonaccrual loans are included in the above stated average balances.

Note: Tax equivalent basis is calculated using a marginal tax rate of 35%.

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent. (Dollar amounts in thousands- unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net Interest Margin
Interest income (GAAP)	$18,333	$21,045	$57,519	$65,451
Taxable equivalent adjustment:
Loans	18	27	64	61
Securities	53	62	164	207
Interest income (TE)	18,404	21,134	57,747	65,719
Interest expense (GAAP)	3,698	5,123	12,090	16,518
Net interest income (TE)	$14,706	$16,011	$45,657	$49,201
Net interest income (GAAP)	$14,635	$15,922	$45,429	$48,933
Average interest earning assets	$1,702,675	$1,751,347	$1,730,932	$1,843,264
Net interest margin (GAAP)	3.42%	3.61%	3.51%	3.55%
Net interest margin (TE)	3.44%	3.63%	3.52%	3.57%

Efficiency Ratio
Noninterest expense	$24,863	$22,820	$71,949	$71,776
Less amortization of core deposit and other intangible asset	420	276	865	711
Less other real estate expense	6,545	5,353	17,987	16,618
Adjusted noninterest expense	17,898	17,191	53,097	54,447
Net interest income (GAAP)	14,635	15,922	45,429	48,933
Taxable-equivalent adjustment:
Loans	18	27	64	61
Securities	53	62	164	207
Net interest income (TE)	14,706	16,011	45,657	49,201
Noninterest income	10,348	8,508	31,208	26,846
Less litigation related income	6	—	125	—
Less securities gain (loss) , net	513	(63)	1,306	588
Less gain on sale of OREO	20	297	398	933
Adjusted noninterest income, plus net interest income (TE)	24,515	24,285	75,036	74,526
Efficiency ratio	73.01%	70.79%	70.76%	73.06%

	(unaudited)		(unaudited)
	As of September 30,		December 31,
	2012	2011	2011
	(dollars in thousands)
Tier 1 capital
Total stockholders’ equity	$70,741	$78,278	$74,002
Tier 1 adjustments:
Trust preferred securities	24,432	27,128	25,901
Cumulative other comprehensive loss	2,556	3,107	3,702
Disallowed intangible assets	(3,813)	(4,814)	(4,678)
Disallowed deferred tax assets	—	(2,175)	(2,592)
Other	(360)	(360)	(349)
Tier 1 capital	$93,556	$101,164	$95,986

Total capital
Tier 1 capital	$93,556	$101,164	$95,986
Tier 2 additions:
Allowable portion of allowance for loan losses	18,399	20,288	19,736
Additional trust preferred securities disallowed for tier 1 captial	32,193	29,497	30,724
Subordinated debt	45,000	45,000	45,000
Tier 2 additions subtotal	95,592	94,785	95,460
Allowable Tier 2	93,556	94,785	95,460
Other Tier 2 capital components	(6)	(7)	(7)
Total capital	$187,106	$195,942	$191,439

Tangible common equity
Total stockholders’ equity	$70,741	$78,278	$74,002
Less: Preferred equity	71,611	70,622	70,863
Intangible assets	3,813	4,814	4,678
Tangible common equity	$(4,683)	$2,842	$(1,539)

Tier 1 common equity
Tangible common equity	$(4,683)	$2,842	$(1,539)
Tier 1 adjustments:
Cumulative other comprehensive loss	2,556	3,107	3,702
Other	(360)	(2,535)	(2,941)
Tier 1 common equity	$(2,487)	$3,414	$(778)

Tangible assets
Total assets	$1,903,400	$1,940,704	$1,941,418
Less:
Intangible assets	3,813	4,814	4,678
Tangible assets	$1,899,587	$1,935,890	$1,936,740

Total risk-weighted assets
On balance sheet	$1,409,071	$1,533,543	$1,511,815
Off balance sheet	40,958	49,902	34,824
Total risk-weighted assets	$1,450,029	$1,583,445	$1,546,639

Average assets
Total average assets for leverage	$1,918,388	$1,952,565	$1,925,953